                             EXHIBIT 4c





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                        9,500,000 EURO

                          CREDIT AGREEMENT

                     dated as of July 29, 2002,

                            by and among

                         KAMAN CORPORATION,

                            as Borrower,

            RWG FRANKENJURA-INDUSTRIE FLUGWERKLAGER GMBH,

                            as Borrower,

                                and

              WACHOVIA BANK, NATIONAL ASSOCIATION,

                             as Lender


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

                         TABLE OF CONTENTS

ARTICLE I    DEFINITIONS                                        1
SECTION 1.1    Definitions                                      1
SECTION 1.2    General                                          8
SECTION 1.3    Other Definitions and Provisions                 8

ARTICLE II   REVOLVING CREDIT FACILITY                          8
SECTION 2.1    Revolving Credit Loans                           8
SECTION 2.2    Procedure for Advances of Revolving Credit
                 Loans                                          9
SECTION 2.3    Repayment of Loans                               9
SECTION 2.4    Revolving Credit Note                           10
SECTION 2.5    Permanent Reduction of the Revolving Credit
                 Commitment                                    10
SECTION 2.6    Purpose                                         10

ARTICLE III  TERM LOAN FACILITY                                10
SECTION 3.1    Term Loan                                       10
SECTION 3.2    Procedure for Advance of Term Loan              11
SECTION 3.3    Repayment of Term Loan                          11
SECTION 3.4    Prepayments of Term Loan                        11
SECTION 3.5    Term Notes                                      12
SECTION 3.6    Purpose                                         12

ARTICLE IV   GENERAL LOAN PROVISIONS                           12
SECTION 4.1    Interest                                        12
SECTION 4.2    Continuation of Loans                           13
SECTION 4.3    Fees                                            14
SECTION 4.4    Manner of Payment                               14
SECTION 4.5    Crediting of Payments and Proceeds              14

ARTICLE V    SPECIAL PROVISIONS AS TO EURO LIBOR RATE; TAXES
               AND YIELD PROTECTION                            15
SECTION 5.1    Additional Costs                                15
SECTION 5.2    Capital Requirements                            15
SECTION 5.3    Taxes                                           16
SECTION 5.4    Regulatory Limitation                           17
SECTION 5.5    Indemnity                                       17
SECTION 5.6    Mitigation Obligations                          17
SECTION 5.7    Further Assurances                              18

ARTICLE VI   CLOSING; CONDITIONS OF CLOSING AND BORROWING      18
SECTION 6.1    Closing                                         18
SECTION 6.2    Conditions to Closing and Initial Loans         18
SECTION 6.3    Conditions to All Loans                         20

ARTICLE VII  REPRESENTATIONS AND WARRANTIES                    21

ARTICLE VIII COVENANTS                                         22
SECTION 8.1    Affirmative, Negative and Financial Covenants   22


                               Page (i)

ARTICLE IX   UNCONDITIONAL GUARANTY                            22
SECTION 9.1    Guaranty of Obligations                         22
SECTION 9.2    Nature of Guaranty                              23
SECTION 9.3    Demand by the Lender                            24
SECTION 9.4    Waivers                                         24
SECTION 9.5    Modification of Loan Documents etc.             24
SECTION 9.6    Reinstatement                                   25
SECTION 9.7    No Subrogation                                  25

ARTICLE X    DEFAULT AND REMEDIES                              26

ARTICLE XI   MISCELLANEOUS                                     27
SECTION 11.1   Notices                                         27
SECTION 11.2   Expenses; Indemnity                             28
SECTION 11.3   Set-off                                         28
SECTION 11.4   Governing Law                                   29
SECTION 11.5   Jurisdiction and Venue                          29
SECTION 11.6   Waiver of Jury Trial                            30
SECTION 11.7   Reversal of Payments                            30
SECTION 11.8   Injunctive Relief; Punitive Damages             30
SECTION 11.9   Accounting Matters                              30
SECTION 11.10  Benefit of Agreement                            31
SECTION 11.11  Amendments, Waivers and Consents                31
SECTION 11.12  Performance of Duties                           31
SECTION 11.13  Prejudgment Remedy Waiver; Other Waivers        31
SECTION 11.14  All Powers Coupled with Interest                31
SECTION 11.15  Survival of Indemnities                         31
SECTION 11.16  Currency Indemnity                              31
SECTION 11.17  Amendment of Revolving Credit Agreement         32
SECTION 11.18  Titles and Captions                             32
SECTION 11.19  Severability of Provisions                      32
SECTION 11.20  Counterparts                                    32
SECTION 11.21  Term of Agreement                               32
SECTION 11.22  Advice of Counsel                               32
SECTION 11.23  No Strict Construction                          33
SECTION 11.24  Inconsistencies with Other Documents;
                 Independent Effect of Covenants               33

EXHIBITS

Exhibit A-1  - Form of Revolving Credit Note
Exhibit A-2  - Form of Term Note
Exhibit B    - Form of Notice of Borrowing
Exhibit C    - Form of Notice of Prepayment
Exhibit D    - Form of Notice of Continuation








                               Page (ii)

                          CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated the 29th day of July, 2002 by and among WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Lender, KAMAN CORPORATION, a Connecticut corporation, as borrower and guarantor, and RWG FRANKENJURA-INDUSTRIE FLUGWERKLAGER GMBH, a German corporation domiciled in Dachsbach, as borrower.

                       STATEMENT OF PURPOSE

     The Borrowers have requested that the Lender enter into this Agreement to make available (a) an Eight Million Five Hundred Thousand Euros (8,500,000 Euros) term loan facility to the Domestic Borrower and (b) a One Million Euros (1,000,000 Euros) revolving credit facility to the German Borrower, each as described herein on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrowers hereby agree as follows:

                              ARTICLE I
                            DEFINITIONS

     SECTION 1.1 Definitions. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Revolving Credit Agreement (as defined below); provided, that, all definitions and other provisions of the Revolving Credit Agreement which are incorporated herein by reference shall be construed in such a manner so as to give such incorporated terms legal effect and meaning hereunder. More specifically, any references to the terms defined in both the Revolving Credit Agreement and this Agreement, shall be deemed references to such terms as defined herein, in each case to the extent necessary to give any such incorporated provisions legal effect and meaning hereunder. In addition, the following terms when used in this Agreement shall have the meanings assigned to them below:

     "Acquisition" means the purchase of 100% of the outstanding capital stock of RWG Frankenjura-Industrie Flugwerklager GmbH pursuant to the Acquisition Agreement.

     "Acquisition Agreement" means the Purchase Agreement dated as of July 15, 2002, by and among Robert Wirth, Siegbert
Hollederer, Lothar Schuster and Christine Schuster, the shareholders of RWG Frankenjura-Industrie Flugwerklager GmbH, as sellers, and Kaman Aerospace Group, Inc., as buyer.

     "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means
(a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreed Currency" shall have the meaning set forth in Section
11.16.

     "Agreement" means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

     "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "Applicable Margin" means, for purposes of calculating (a) the Euro LIBOR Rate and the Euro Base Rate for purposes of
Section 4.1, (b) the commitment fee for purposes of Section 4.3(b) or (c) the facility fee for purposes of Section 4.3(a), a percentage based upon the then applicable credit rating from S&P with respect to the Domestic Borrower's Public Senior Debt (whether or not any is outstanding) as follows:

               Applicable   Commitment   Applicable    Facility
      S&P      Margin for    Fee for     Margin for    Fee for
               Term Loan    Term Loan    Revolving     Revolving
                            Commitment    Credit        Credit
                                          Loans        Commitment
-----------------------------------------------------------------
   >= A-        .875%        0.150%       0.725%        0.150%
   >= BBB+     1.000%        0.190%       0.810%        0.190%
   >= BBB      1.255%        0.225%       0.900%        0.225%
   >= BBB-     1.375%        0.250%       1.125%        0.250%
   >= BB+      1.750%        0.375%       1.375%        0.375%
     <BB+      2.125%        0.500%       1.625%        0.550%

The Applicable Margin shall be adjusted on the Business Day after any announcement, change, or withdrawal of S&P's rating of the Domestic Borrower's Public Senior Debt: provided, that if at any time any Public Senior Debt is not rated by S&P, such Public Senior Debt shall, for purposes of this definition, be deemed to have been rated one level above the then applicable highest rating ascribed to the Domestic Borrower's Subordinated Debt by S&P: provided, further, that if at any time neither the Subordinated Debt nor the Public Senior Debt of the Domestic Borrower is rated by S&P, or if at any time S&P is not in the business of rating debt securities such as the Domestic Borrower's Subordinated Debt or Public Senior Debt, then the S&P rating of the Domestic Borrower's Public Senior Debt shall, for purposes of this definition, be deemed to be rated less than BB+. The Domestic Borrower covenants and agrees with the Lender to at all times use its best efforts to cause S&P to issue credit ratings (either publicly or in the form of letters to the Lender) for its Public Senior Debt and/or its Subordinated Debt (whether or not any such Public Senior Debt or Subordinated Debt is outstanding).

     "Borrowers" means the collective reference to the Domestic
Borrower and the German Borrower.

     "Business Day" means any day (other than a Saturday or Sunday) on which banks are generally open for business in New
York City and prime banks in London generally provide quotations for deposits denominated in Euros.

     "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section
6.2 shall be satisfied or waived in all respects in a manner acceptable to the Lender, in its sole discretion.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

     "Conversion Date" shall have the meaning set forth in Section
11.16.

     "Credit Facility" means, collectively, the Revolving Credit
Facility and the Term Loan Facility.

     "Default" means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "Domestic Borrower" means Kaman Corporation, a Connecticut corporation, in its capacity as borrower under the Term Loan
Facility.

     "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

     "EMU Legislation" means legislative measures of the Council of European Union for the introduction of, change over to or operation of the Euro.

     "Euro" or the sign "Euro" means the single currency to which the Participating Member States of the European Union have converted.

     "Euro Base Rate" means a fluctuating rate per annum, charged monthly in arrears, as quoted by the Lender's London Branch, from time to time.

     "Euro Base Rate Loan" means any Revolving Credit Loan bearing interest based upon the Euro Base Rate.

     "Euro LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Lender pursuant to the following formula:

      Euro LIBOR Rate     =             Euro LIBOR
                               ---------------------------
                               1.00 - Reserve Requirement

For the purposes of this definition: (a) "Euro LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Euros for a period equal to the applicable Interest Period which appears on the Telerate screen 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (in each case, rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)); provided that if, for any reason, such rate does not appear on Telerate screen 3750, then "Euro LIBOR" shall be determined by the Lender to be the arithmetic average (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars in which the applicable Loan is denominated would be offered by first class banks in the London interbank market to the Lender at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan; and (b) "Reserve Requirement" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in

New York City.  Each calculation by the Lender of the Euro LIBOR
Rate shall be conclusive and binding for all purposes, absent manifest error.

     "Euro LIBOR Rate Loan" means any Revolving Credit Loan bearing interest based upon the Euro LIBOR Rate.

     "Event of Default" means any of the events specified in
Section 10.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 11.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "German Borrower" means RWG Frankenjura-Industrie
Flugwerklager GmbH, a German corporation domiciled in Dachsbach, in its capacity as borrower under the Revolving Credit Facility.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guaranteed Obligations" shall have the meaning set forth in
Section 9.1.

     "Guaranty" means the unconditional guaranty agreement of the Domestic Borrower set forth in Article IX.

     "Interest Period" shall have the meaning assigned thereto in
Section 4.1(b).

     "Judgment Currency" shall have the meaning set forth in
Section 11.16 of this Agreement.

     "Lender" means Wachovia Bank, National Association, a national banking association, and its successors and assigns.

     "Loans" means the collective reference to the Revolving
Credit Loans and the Term Loans and "Loan" means any of such Loans.

     "Loan Documents" means, collectively, this Agreement, the Notes, the Guaranty and each other document, instrument, certificate and agreement executed and delivered by the Borrowers or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

     "Notes" means the collective reference to the Revolving
Credit Note and the Term Note and "Note" means any of such Notes.

     "Notice of Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

     "Notice of Continuation" shall have the meaning assigned thereto in Section 4.2.

     "Notice of Prepayment" shall have the meaning assigned thereto in Section 2.3(c).

     "Obligations" means the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrowers to the Lender, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, fees indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender) or otherwise; provided that the parties hereto acknowledge and agree that the term "Obligations" is not intended to include the "Obligations" (as such term is defined in the Revolving Credit Agreement) under the Revolving Credit Agreement.

     "Operating Accounts" means the collectively reference to (a) the operating account (account no. 05050166) of the Domestic Borrower maintained with the Lender and (b) the operating account (account no. 05051166) of the German Borrower maintained with the Lender.

     "Other Taxes" shall have the meaning assigned thereto in
Section 5.3(b).

     "Participating Member State" means each state so described in any EMU Legislation.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental
Authority or any other form of entity or group thereof.

     "Regulatory Change" means any change after the date of this Agreement in United States federal, state, foreign or Bank of England laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender, or its overseas branches or affiliates, of or under any United States federal, state, foreign or Bank of England laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, excluding, however, any such change which results in an adjustment of the rate at which Reserve Requirements are imposed against eurocurrency liabilities and the effect of which is reflected in a change in the Euro LIBOR Rate as provided in the definitions of such terms in this Article I.

     "Responsible Officer" means any of the following: the chief executive officer or chief financial officer of the Domestic
Borrower or any other officer of the Domestic Borrower reasonably acceptable to the Lender.

     "Revolving Credit Agreement" means that certain Revolving Credit Agreement dated as of November 13, 2000, by and among the Domestic Borrower, the banks party thereto, The Bank of Nova Scotia and Fleet National Bank, as co-administrative agents, and Bank One, N.A., as documentation agent, as amended by Amendment No. 1 dated as of June 28, 2002, and as may be further amended, restated, supplemented or otherwise modified from time to time; provided that no amendment, restatement, supplement or other modification shall be effective with respect to the terms thereof incorporated herein by reference unless such amendment, restatement, supplement or other modification is approved by the Lender.

     "Revolving Credit Commitment" means the obligation of the Lender to make Revolving Credit Loans to the account of the German Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed One Million Euros (1,000,000 Euros), as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

     "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II.

     "Revolving Credit Loans" means any revolving loan made to the German Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

     "Revolving Credit Maturity Date" means the earliest of (a)
November 11, 2005, (b) the date of termination by the German
Borrower pursuant to Section 2.5 or (c) the date of termination by the Lender pursuant to Section 10.2.

     "Revolving Credit Note" means the Revolving Credit Note of even date herewith made by the German Borrower payable to the Lender in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

     "Taxes" shall have the meaning assigned thereto in Section
5.3(a).

     "Term Loan Commitment" means the obligation of the Lender to make the Term Loan to the account of the Domestic Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed Eight Million Five Hundred Thousand Euros (8,500,000 Euro), as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

     "Term Loan" means the term loan to be made to the Domestic
Borrower by the Lender pursuant to Section 3.1 of this Agreement.

     "Term Loan Facility" shall mean the term loan facility established pursuant to Article III.

     "Term Loan Maturity Date" means the earliest of (a) November
11, 2005, (b) the date of termination by the Domestic Borrower pursuant to Section 3.4, or (c) the date of termination by the Lender pursuant to Section 10.2.

     "Term Note" means the Term Note of even date herewith made by the Domestic Borrower payable to the Lender in the form of Exhibit A-2 hereto, evidencing the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitute therefor, and any replacement, restatements, renewals or extensions thereof, in whole or in part.

     "Treaty on European Union" means the Treaty of Rome of March
25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

     "UCC" means the Uniform Commercial Code as in effect in the State of Connecticut, as amended or modified from time to time.

     "United States" means the United States of America.

     SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

     SECTION 1.3  Other Definitions and Provisions
     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b) References to the Borrowers. Unless otherwise specified or otherwise required by the context, all references to the Domestic Borrower and its Subsidiaries or the German Borrower and its Subsidiaries shall be deemed to be references to such entities after giving effect to the Acquisition.

     (c) Revolving Credit Agreement. The terms and conditions of each article, section or subsection of the Revolving Credit Agreement which are incorporated in this Agreement by reference shall continue as such terms and conditions are set forth in the Revolving Credit Agreement on the Closing Date hereof irrespective of any termination of the Revolving Credit Agreement.

     (d)  Miscellaneous.  The words "hereof", "herein" and
"hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                          ARTICLE II
                    REVOLVING CREDIT FACILITY

     SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Lender agrees to make Revolving Credit Loans to the German Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the German Borrower in accordance with the terms of Section 2.2; provided, that the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment. Subject to the terms and conditions hereof, the German Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

     SECTION 2.2  Procedure for Advances of Revolving Credit
Loans
     (a) Requests for Borrowing. The German Borrower shall give the Lender irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (London time) (i) on the same Business Day as each Euro Base Rate Loan and (ii) at least three (3) Business Days before each Euro LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such Revolving Credit Loan, which shall be a Business Day, (B) whether such Revolving Credit Loan is to be a Euro LIBOR Rate Loan or Euro Base Rate Loan, (C) the amount of such Revolving Credit Loan, which in the case of a Euro LIBOR Rate Loan shall be in an aggregate principal amount of 100,000 Euro or a whole multiple of 100,000 Euro in excess thereof, and (D) in the case of a Euro LIBOR Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. (London time) shall be deemed received on the next Business Day.

     (b) Disbursement of Revolving Credit. Not later than 2:00 p.m. (London time) on the proposed borrowing date, the Lender will make available to the German Borrower the Revolving Credit Loan to be made on such borrowing date. The German Borrower hereby irrevocably authorizes the Lender to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the applicable Operating Account of the German Borrower or as may be otherwise agreed upon by the German Borrower and the Lender from time to time.

     SECTION 2.3  Repayment of Loans.
     (a) Repayment on Maturity Date. The German Borrower hereby agrees to repay the outstanding principal amount of all Revolving
Credit Loans in full on the Revolving Credit Maturity Date, together with all accrued but unpaid interest thereon.

     (b) Mandatory Repayment of Revolving Credit Loans. If at any time the outstanding principal amount of all Revolving Credit Loans exceeds the Revolving Credit Commitment, the German Borrower agrees to repay immediately upon notice from the Lender, by payment to the Lender, Revolving Credit Loans in an amount equal to such excess.

     (c) Optional Repayments. The German Borrower may at any time and from time to time repay Revolving Credit Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Lender with respect to Euro LIBOR Rate Loans and upon at least one (1) Business Day's irrevocable notice to the Lender with respect to Euro Base Rate Loans, substantially in the form attached hereto as Exhibit C (a "Notice of Prepayment") specifying the date and amount of repayment and whether the repayment is of Euro LIBOR Rate Loans or Euro Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments of Euro LIBOR Rate Loans shall be in an aggregate amount of 100,000 Euro or a whole multiple of 100,000 Euro in excess thereof. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.5.

     SECTION 2.4 Revolving Credit Note. The Lender's Revolving Credit Loans and the obligation of the German Borrower to repay such Revolving Credit Loans shall be evidenced by a Revolving Credit Note executed by the German Borrower payable to the order of the Lender.

     SECTION 2.5  Permanent Reduction of the Revolving Credit
Commitment.

     (a) Voluntary Reduction. The German Borrower shall have the right at any time and from time to time, upon at least five
(5) Business Days prior written notice to the Lender, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than 100,000 Euro or any whole multiple of 100,000 Euro in excess thereof.

     (b) Reduction Upon Termination of Revolving Credit Agreement. Upon (i) any voluntary or mandatory termination or expiration of the Revolving Credit Agreement or (ii) any amendment, restatement or other modification of the Revolving Credit Agreement the effect of which is to terminate the rights and obligations of Wachovia Bank, National Association (formerly known as First Union National Bank) as a "Bank" thereunder, the Revolving Credit Commitment shall terminate and the German Borrower shall repay the outstanding principal amount of all outstanding Revolving Credit Loans, together with all accrued but unpaid interest thereon.

     (c) Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans after such reduction to the Revolving Credit Commitment as so reduced. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility. Such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.5.

     SECTION 2.6 Purpose. The German Borrower shall use the proceeds of the Revolving Credit Loans for working capital and general corporate purposes.


                           ARTICLE III
                        TERM LOAN FACILITY

     SECTION 3.1 Term Loan. Subject to the terms and conditions of this Agreement, the Lender severally agrees to make the Term Loan to the Domestic Borrower in up to five (5) draws as requested by the Domestic Borrower in accordance with the terms of Section 3.2; provided, that (a) the first of such draws (the "Initial Draw") shall be made on the Closing Date in the principal amount of 7,500,000 Euro, (b) each of the remaining draws (the "Subsequent Draws") shall only be made at the times and in the amounts required pursuant to Section 2 of the Acquisition Agreement, (c) all of the Subsequent Draws shall be made on or before the second anniversary of the Closing Date, (d) each of the Subsequent Draws shall be in a minimum principal amount of 200,000 Euro or a whole multiple of 50,000 Euro in excess thereof, (e) the aggregate principal amount of all of the Subsequent Draws shall not exceed 1,000,000 Euro, and (f) the Term Loan Commitment shall terminate on the second anniversary of the Closing Date (regardless of whether the Domestic Borrower has utilized the total amount of the Term Loan Commitment) or, if earlier, upon the full utilization of the Term Loan Commitment or otherwise as set forth herein.

     SECTION 3.2 Procedure for Advance of Term Loan. The Domestic Borrower shall give the Lender an irrevocable Notice of Borrowing prior to 11:00 a.m. (London time) at least three (3) Business Days before each draw under the Term Loan, of its intention to borrow, specifying (a) the date of such borrowing, which shall be a Business Day, (b) the amount of such borrowing,
(c) the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. (London time) shall be deemed received on the next Business Day. The Domestic Borrower hereby irrevocably authorizes the Lender to disburse the proceeds of the Term Loan in immediately available funds by crediting or wiring such proceeds to the Operating Account of the Domestic Borrower or as may be otherwise agreed upon by the Domestic Borrower and the Lender from time to time.

     SECTION 3.3 Repayment of Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in full, together with accrued interest thereon, on the Term Loan
Maturity Date.

     SECTION 3.4  Prepayments of Term Loan.

     (a) Optional Prepayment of Term Loan. The Borrower shall have the right at any time and from time to time, upon delivery to the Lender of a Notice of Prepayment at least three (3) Business Days prior to any repayment, to prepay the Term Loan in whole or in part without premium or penalty except as provided in
Section 5.5. Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least 100,000 Euro or any whole multiple of 100,000 Euro in excess thereof. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.5.

     (b) Prepayment Upon Termination of Revolving Credit Agreement. Upon (i) any voluntary or mandatory termination or expiration of the Revolving Credit Agreement or (ii) any amendment, restatement or other modification of the Revolving Credit Agreement the effect of which is to terminate the rights and obligations of Wachovia Bank, National Association (formerly known as First Union National Bank) as a "Bank" thereunder, the Term Loan Commitment shall terminate and the Domestic Borrower shall repay the outstanding principal amount of the Term Loan in full, together with all accrued but unpaid interest thereon.

Amounts prepaid under the Term Loan pursuant to this Section 3.4 may not be reborrowed and will constitute a permanent reduction in such Term Loan Commitment. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section
5.5.

     SECTION 3.5 Term Notes. The Term Loan and the obligation of the Domestic Borrower to repay such Term Loan shall be evidenced by a separate Term Note executed by the Borrower payable to the order of the Lender.

     SECTION 3.6 Purpose. The Domestic Borrower shall use the proceeds of the Term Loan (a) to finance the Acquisition and (b) to repay certain outstanding indebtedness of the German Borrower.


                            ARTICLE IV
                      GENERAL LOAN PROVISIONS

     SECTION 4.1  Interest.

     (a) Interest Rate Options. Subject to the provisions of this Section 4.1, (i) the Term Loan shall bear interest at the Euro LIBOR Rate plus the Applicable Margin and (ii) Revolving Credit Loans shall bear interest at the Domestic Borrower's option of the Euro LIBOR Rate and the Euro Base Rate, in each case, plus the Applicable Margin. The applicable Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or Section 3.2, as applicable, or at the time a Notice of Continuation is given pursuant to Section 4.2.

     (b) Interest Periods. In connection with each Euro LIBOR Rate Loan, the applicable Borrower, by giving notice at the times described in Section 2.2 and Section 3.2, respectively, shall elect an interest period (each, an "Interest Period") to be applicable to such Euro LIBOR Rate Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

          (i) the Interest Period shall commence on the date of advance of any Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

          (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

          (iv) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; and

          (v)  there shall be no more than five (5) Interest
Periods in effect at any time.

     (c) Default Rate. Subject to Section 10.3, at the discretion of the Lender, upon the occurrence and during the continuance of an Event of Default, all outstanding Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such Loans. Interest shall continue to accrue on the Notes after the filing by or against the applicable Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (d) Interest Payment and Computation. (i) Interest on each Euro Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter, and on the Revolving Credit Maturity Date, and (ii) interest on each Euro LIBOR Rate Loan shall be payable in arrears on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

     (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall, at the Lender's option, (i) promptly refund to the applicable Borrower any interest received by the Lender in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations of such Borrower on a pro rata basis. It is the intent hereof that the Borrowers not pay or contract to pay, and that the Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

     SECTION 4.2 Continuation of Loans. Upon the expiration of any Interest Period, the applicable Borrower may continue such Loans by giving the Lender irrevocable prior written notice in the form attached as Exhibit D (a "Notice of Continuation") not later than 11:00 a.m. (London time) three (3) Business Days before the day on which a proposed continuation of such Loan is to be effective specifying (a) the Loans to be continued, and the last day of the Interest Period therefor, (b) the effective date of such continuation (which shall be a Business Day), (c) the principal amount of such Loans to be continued, and (d) the Interest Period to be applicable to such continued Loan. Upon the expiration of the Interest Period for any Euro LIBOR Rate Loan, if the applicable Borrower fails to deliver a Notice of Continuation, (i) if such Loan is a Revolving Credit Loan, such Loan shall be automatically converted to a Euro Base Rate Loan and (ii) if such Loan is the Term Loan, such Loan shall be automatically continued as a Euro LIBOR Loan with a one (1) month Interest Period.

     SECTION 4.3  Fees.

     (a) Facility Fee. Commencing on the Closing Date, the German Borrower shall pay to the Lender a non-refundable facility fee at a rate per annum equal to the Applicable Margin times the Revolving Credit Commitment. The facility fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement and on the Revolving Credit Maturity Date.

     (b) Commitment Fee. Commencing on the Closing Date, the Domestic Borrower shall pay to the Lender a non-refundable commitment fee at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Term Loan Commitment. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement and on the Term Loan Maturity Date.

     (c)  Upfront Fee.  The Domestic Borrower shall pay to the
Lender a non-refundable upfront fee in an amount equal to $75,000 on the Closing Date.

     SECTION 4.4 Manner of Payment. Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lender under this Agreement or any Note shall be made not later than 1:00 p.m. (London time) on the date specified for payment under this Agreement to the Lender in Euros, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (London time) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (London time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Subject to Section 4.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

     SECTION 4.5 Crediting of Payments and Proceeds. In the event that any Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to
Section 10.2, all payments received by the Lender upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first to all expenses then due and payable by the applicable Borrower hereunder and under the other Loan Documents, (b) then to all indemnity obligations then due and payable by the Borrowers hereunder and under the other Loan Documents, (c) then to all Lender's commitment and other fees and commissions then due and payable, (d) then to accrued and unpaid interest on the Notes,
(e) then to the principal amount of the Notes, in that order.


                             ARTICLE V
             SPECIAL PROVISIONS AS TO EURO LIBOR RATE;
                   TAXES AND YIELD PROTECTION

     SECTION 5.1  Additional Costs.

     (a)  If, as a result of any Regulatory Change,

          (i) the basis of taxation of payments to the Lender of the principal of or interest on the Loans, the Notes or any other amounts payable under this Agreement in respect thereof (other than taxes imposed on the overall net income of the Lender for loans of such type by the jurisdiction in which the Lender has its principal office) is changed; or

          (ii)  any reserve, special deposit or similar
requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender are imposed, modified or deemed applicable; or

          (iii) any other condition affecting this Agreement, the Loans or the Notes is imposed on the Lender;

and the Lender reasonably determines that, by reason thereof, the cost to the Lender of making or maintaining the Loans at the Euro LIBOR Rate is increased, or any amount receivable by the Lender hereunder in respect of the Loans or the Notes while bearing interest at the Euro LIBOR Rate is reduced, in each case by an amount deemed by the Lender to be material (such increases in cost and reductions in amounts receivable being herein called "Increased Costs"), then the Borrowers shall pay to the Lender upon its request such additional amount or amounts as will compensate the Lender for such Increased Costs. The Lender will notify the Borrowers of any event occurring after the date hereof which will entitle the Lender to compensation pursuant to this
Section 5.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.
If the Lender requests compensation under this Section 5.1(a), the Borrowers may, by notice to the Lender, require that the Lender furnish to the Borrowers a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

     (b)  Determinations by the Lender for purposes of this
Section 5.1 of the effect of any Regulatory Change on its costs of making or maintaining the Loans at the Euro LIBOR Rate or on amounts receivable by it in respect of the Loans bearing interest at the Euro LIBOR Rate, and of the additional amounts required to compensate the Lender in respect of any Increased Costs, shall be conclusive, provided that such determinations are made reasonably and in good faith.

     SECTION 5.2 Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by the Lender or any corporation controlling the Lender as a consequence of, or with reference to the Loans and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by the Lender, the Borrowers shall pay to the Lender from time to time as specified by the Lender additional amounts sufficient to compensate the Lender or other corporation for such reduction.

A certificate as to such amounts submitted to the Borrowers by the Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

     SECTION 5.3  Taxes.

     (a) Payments Free and Clear. Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of the Lender, income and franchise taxes imposed by the jurisdiction under the laws of which the Lender is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of the Lender, income and franchise taxes imposed by the jurisdiction of the Lender's lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to the Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this
Section 5.3) the Lender receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) such Borrower shall make such deductions or withholdings, (C) such Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) such Borrower shall deliver to the Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 5.3(d).

     (b) Stamp and Other Taxes. The Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

     (c) Indemnity. The Borrowers shall indemnify the Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.3) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such

Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor.

     (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrowers shall furnish to the Lender, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Lender.

     (e) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 5.3 shall survive the payment in full of the Loans and the termination of this Agreement.

     SECTION 5.4 Regulatory Limitation. In the event, as a result of increases in the value of the Euro against the Dollar or for any other reason, the obligation of the Lender to make Loans (taking into account the dollar amount of the obligations of the Borrowers under the Loan Documents and all other indebtedness required to be aggregated under 12 U.S.C.A. 84, as amended, the regulations promulgated thereunder and any other applicable law) is determined by the Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. 84, as amended, and the regulations promulgated thereunder, or any other applicable law, the amount of the Loans the Lender shall be obligated to make or issue hereunder shall immediately be reduced to the maximum amount which the Lender may legally advance (as determined by the Lender), and the Borrowers shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the obligations of the Borrowers under the Loan Documents which are outstanding hereunder by an amount sufficient to comply with such maximum amounts.

     SECTION 5.5 Indemnity. The Borrowers hereby indemnify the Lender against any loss or expense which may arise or be attributable to the Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Loans (a) as a consequence of any failure by any Borrower to make any payment when due of any amount due hereunder in connection with any Loan, or (b) due to any payment or prepayment of any Loan on a date other than the last day of any Interest Period.
If the Lender requests indemnification under this Section 5.5, the Lender shall furnish to the applicable Borrower a certificate setting forth the basis and amount of such request, which certificate shall be prima facie evidence of the matters stated therein. Determinations by the Lender of the amount of any claim for indemnification under this Section 5.5 shall be made on a reasonable basis and in good faith, based upon the assumption that the Lender funded the Loans in the London interbank market, and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

     SECTION 5.6 Mitigation Obligations. If the Lender requests compensation under Sections 5.1, 5.2 or 5.3, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 5.1, 5.2 or 5.3, and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
The Borrowers' indemnification obligations under Section 5.5 shall apply to the transactions described in this Section 5.6.

     SECTION 5.7 Further Assurances. The terms and provisions of this Agreement will be subject to such reasonable changes of construction as determined by the Lender to reflect the implementation of any EMU Legislation in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Lender and the Borrowers in the same position, so far as possible, that they would have been if such implementation had not occurred. In connection therewith, the Borrowers agree, at the request of the Lender, at the time of or at any time following the implementation of any EMU Legislation in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Lender shall reasonably request solely to reflect such changes.


                             ARTICLE VI
           CLOSING; CONDITIONS OF CLOSING AND BORROWING

     SECTION 6.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on July 29, 2002, or on such other place, date and time as the parties hereto shall mutually agree.

     SECTION 6.2 Conditions to Closing and Initial Loans. The obligation of the Lender to close this Agreement and to make the initial Loans, is subject to the satisfaction of each of the following conditions:

     (a) Executed Loan Documents. This Agreement, the Revolving Credit Note, the Term Note, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Lender by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and the Borrowers shall have delivered original counterparts thereof to the Lender.

     (b)  Closing Certificates; etc.

          (i) Officer's Certificate of the Borrowers. The Lender shall have received a certificate from a Responsible Officer of the Domestic Borrower, on behalf of itself and the German Borrower, in form and substance satisfactory to the Lender, to the effect that all representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents and the purchase agreement entered into in connection with the Acquisition are true, correct and complete; that the Borrowers are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrowers have satisfied each of the closing conditions.

          (ii) Certificate of Secretary of the Domestic Borrower. The Lender shall have received a certificate of the secretary or assistant secretary of the Domestic Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Domestic Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Domestic Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Domestic Borrower as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Domestic Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) a certificate as of a recent date of the good standing of the Domestic Borrower from the Secretary of State of Connecticut.

          (iii) Certificate of Managing Director of the German Borrower. The Lender shall have received a certificate of a managing director of the German Borrower certifying that attached thereto is a true, correct and complete copy of (A) the articles of association of the German Borrower and all amendments thereto and (B) resolutions duly adopted by the shareholder of the German Borrower appointing the current managing directors of the German Borrower.

          (iv) Opinions of Counsel. The Lender shall have received favorable opinions of counsel to the Borrowers addressed to the Lender with respect to the Borrowers, the Loan Documents and such other matters as the Lender shall request.

     (c)  Consents; Defaults.

          (i) Governmental and Third Party Approvals. The Borrower shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

          (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lender's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

          (iii)  No Event of Default.  No Default or Event of
Default shall have occurred and be continuing.

     (d)  Financial Matters.

          (i) Financial Statements. The Lender shall have received the audited financial statements of the German Borrower for the most recent fiscal year end, all in form and substance satisfactory to the Lender.

          (ii) Financial Condition Certificate. The Domestic Borrower shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender, and certified as accurate by a Responsible Officer of the Domestic Borrower, on behalf of itself and the German Borrower, (A) that after giving effect to the effectiveness of this Agreement and the Loans hereunder, the Domestic Borrower and its Subsidiaries are in pro forma compliance with the terms of the Revolving Credit Agreement, and (B) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in
Article VI of the Revolving Credit Agreement.

          (iii) Payment at Closing; Fee Letters. The Borrower shall have paid to the Lender the fees set forth or referenced in
Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

          (iv) Operating Accounts. The Borrowers shall have established the Operating Accounts on terms and conditions acceptable to the Lender.

     (e)  Miscellaneous.

          (i) Acquisition. The Acquisition shall be consummated prior to or contemporaneously with the closing of this Agreement on terms and conditions reasonably satisfactory to the Lender.

          (ii) RWG Facilities. Each of the German Borrower's existing loans or credit facilities shall be repaid in full and terminated and all collateral security therefor shall be released, and the Lender shall have received a pay-off letter with respect to each such loan or credit facility in form and substance satisfactory to the Lender; provided, however, that any and all such loans or credit facilities may be repaid in full with the proceeds of the initial Term Loan and terminated and all such collateral security released simultaneously with the Closing Date.

          (iii) Notice of Borrowing. The Lender shall have received a Notice of Borrowing from the applicable Borrower in accordance with Section 2.2 and Section 3.2, as applicable.

          (iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender. The Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

     SECTION 6.3  Conditions to All Loans.  The obligation of the
Lender to make any Loans (including the initial Loans) is subject to the satisfaction of the following conditions precedent on the relevant borrowing or continuation date:

     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

     (c) Notices. The Lender shall have received a Notice of Borrowing from the Borrower in accordance with this Agreement.


                             ARTICLE VII
                   REPRESENTATIONS AND WARRANTIES

     SECTION 7.1 Representations and Warranties. To induce the Lender to enter into this Agreement and to make the Loans, the Borrowers hereby represent and warrant to the Lender that each and every representation and warranty set forth in Article II of the Revolving Credit Agreement is true, correct and complete in all material respects with respect to each of the Borrowers. Each and every representation and warranty set forth in Article II of the Revolving Credit Agreement shall be deemed to be a representation and warranty under this Agreement with respect to each of the Borrowers; provided that:

     (a) references therein to the term "Agreement" shall be deemed to refer to this Agreement, references therein to the term "Credit Documents" shall be deemed to referred to the Loan Documents hereunder, references therein to the term "Notes" shall be deemed to referred to the Notes hereunder, references therein to the term "Loans" shall be deemed to refer to borrowings of Loans hereunder, and any other references or other provisions therein which are incorporated herein by reference shall be construed in such a manner so as to give such incorporated terms legal effect and meaning hereunder;

     (b) the German Borrower makes no representations or warranties regarding the applicability or compliance with GAAP for any period prior to the Closing Date; and

     (c) the German Borrower shall be deemed to make the representations and warranties set forth in Article II of the Revolving Credit Agreement only to the extent the provisions of such representations and warranties are applicable to Subsidiaries of the Domestic Borrower that are organized under the laws of a jurisdiction other than the United States or any State thereof.

     SECTION 7.2 Survival of Representations and Warranties, Etc. All representations and warranties incorporated into this Agreement pursuant to Section 7.1 and all representations and warranties contained in any certificate or any of the Loan Documents (including, but not limited to, any such representation and warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.


                          ARTICLE VIII
                           COVENANTS

     SECTION 8.1 Affirmative, Negative and Financial Covenants. Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, the Borrowers will, and will cause each of their Subsidiaries to, comply with each and every covenant and agreement set forth in Articles IV, V and VI of the Revolving Credit Agreement; provided that the German Borrower shall be required to comply with the covenants and agreements contained in Article IV of the Revolving Credit Agreement only to the extent the provisions of such covenants and agreements are applicable to Subsidiaries of the Domestic Borrower that are organized under the laws of a jurisdiction other than the United States or any State thereof.

     SECTION 8.2 Annual Financial Statements of the German Borrower. Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, the German Borrower will furnish or cause to be furnished to the Lender, as soon as practicable and in any event within (a) one hundred twenty (120) days after the end of the fiscal year ended December 31, 2002 and (b) ninety (90) days after the end of each subsequent fiscal year, an unaudited consolidated and consolidating balance sheet of the German Borrower and its Subsidiaries as of the close of such fiscal year and unaudited consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year and prepared by the German Borrower in accordance with GAAP (to the extent applicable following the Closing Date) and certified by the chief financial officer of the German Borrower to present fairly in all material respects the financial condition of the German Borrower and its Subsidiaries on a consolidated and consolidating basis as of their respective dates and the results of operations of the German Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

                             ARTICLE IX
                       UNCONDITIONAL GUARANTY

     SECTION 9.1 Guaranty of Obligations. The Domestic Borrower hereby unconditionally guarantees to the Lender the prompt payment and performance of all Obligations of the German Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter becomes barred by the statute of limitations, whether enforceable or unenforceable as against the German Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Lender or acquired by the Lender through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such Obligations, including all renewals, extensions or modifications thereof (all Obligations of the German Borrower, including all of the foregoing, being hereinafter collectively referred to as the "Guaranteed Obligations").

     SECTION 9.2 Nature of Guaranty. The Domestic Borrower agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

     (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

     (b) any structural change in, restructuring of or other similar change of any Borrower or any Subsidiary thereof;

     (c) the absence of any action to enforce this Guaranty, this Agreement or any other Loan Document or the waiver or consent by the Lender with respect to any of the provisions of this Guaranty, this Agreement or any other Loan Document;

     (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by the Domestic Borrower that its obligations under this Guaranty shall not be discharged until the final and indefeasible payment and performance, in full, of the Guaranteed Obligations and the termination of the Revolving Credit Commitment. The Domestic Borrower expressly waives all rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Lender to proceed in respect of the Guaranteed Obligations against any Borrower or any other party or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the Domestic Borrower. The Domestic Borrower further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Lender to commence an action in respect of the Guaranteed Obligations against any Borrower or any other party or any security for the payment and performance of the Guaranteed Obligations. The Domestic Borrower agrees that any notice or directive given at any time to the Lender which is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Lender has specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for this Guaranty and such waivers, the Lender would decline to enter into this Agreement.

     SECTION 9.3 Demand by the Lender. In addition to the terms set forth in Section 9.2, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations under this Agreement are declared to be immediately due and payable, then the Domestic Borrower shall, upon demand in writing therefor by the Lender to the Domestic Borrower, pay all or such portion of the outstanding Guaranteed Obligations then declared due and payable. Payment by the Domestic Borrower shall be made to the Lender, to be credited and applied upon the Guaranteed Obligations, in immediately available funds to an account designated by the Lender or at any address that may be specified in writing from time to time by the Lender.

     SECTION 9.4 Waivers. In addition to the waivers contained in Section 9.2, the Domestic Borrower waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Domestic Borrower of its obligations under, or the enforcement by the Lender of, this Guaranty. The Domestic Borrower further hereby waives diligence, presentment, demand, protest and notice of whatever kind or nature with respect to any of the Guaranteed Obligations and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. The Domestic Borrower represents, warrants and agrees that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Lender or the Borrowers whether now existing or which may arise in the future.

     SECTION 9.5  Modification of Loan Documents etc.  If the
Lender shall, in compliance with the terms and conditions of this Agreement, at any time or from time to time:

     (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed
Obligations;

     (b)  take any action under or in respect of the Loan
Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, in equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

     (c) amend or modify, in any manner whatsoever, the Loan
Documents;

     (d) extend or waive the time for performance by the Domestic Borrower, the German Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document (other than this Guaranty), or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

     (e) take and hold security or collateral for the payment of the Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Lender has been granted a lien, to secure any indebtedness of the Domestic Borrower or the German Borrower to the Lender;

     (f) release anyone who may be liable in any manner for the payment of any amounts owed by the Domestic Borrower or the German Borrower to the Lender;

     (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Domestic Borrower or the German Borrower are subordinated to the claims of the Lender; or

     (h) apply any sums by whomever paid or however realized to any amounts owing by the Domestic Borrower or the German Borrower to the Lender on account of the Obligations in such manner as the Lender shall determine in its reasonable discretion;

then the Lender shall not incur any liability to the Domestic
Borrower as a result thereof, and no such action shall impair or release the obligations of the Domestic Borrower under this Guaranty.

     SECTION 9.6 Reinstatement. The Domestic Borrower agrees that, if any payment made by any Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any collateral are required to be returned by the Lender to any Borrower, its estate, trustee, receiver or any other party, including, without limitation, the Domestic Borrower, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, the Domestic Borrower's liability hereunder (and any lien or collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any lien or collateral securing the Domestic Borrower's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such lien or collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Domestic Borrower in respect of the amount of such payment (or any lien or collateral securing such obligation).

     SECTION 9.7 No Subrogation. Until all amounts owing to the Lender on account of the Obligations are paid in full and the Revolving Credit Commitment is terminated, the Domestic Borrower hereby waives any claims or other rights which it may now or hereafter acquire against any Borrower that arise from the existence or performance of the Domestic Borrower's obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, any right to participate in any claim or remedy of the Lender against any Borrower or any collateral which the Lender now have or may hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including without limitation, the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Domestic Borrower on account of such rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Domestic Borrower in trust for the Lender, segregated from other funds of the Domestic Borrower, and shall, forthwith upon receipt by the Domestic Borrower, be turned over to the Lender in the exact form received by the Domestic Borrower (duly indorsed by the Domestic Borrower to the Lender, if required) to be applied against the Obligations, whether matured or unmatured, in such order as set forth herein.

                              ARTICLE X
                        DEFAULT AND REMEDIES

     SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a)  Default in Payment of Principal of the Loans.  Any
Borrower shall default in any payment of principal of any Loan or any Note when and as due (whether at maturity, by reason of acceleration or otherwise).

     (b) Other Payment Default. Any Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or any Note or the payment of any other Obligation, and such default shall continue unremedied for three (3) Business Days.

     (c) Misrepresentation. Any representation or warranty made or deemed to be made by any Borrower under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to be incorrect or misleading in any material respect when made or deemed made.

     (d)  Cross-Default to Revolving Credit Agreement.  Any
Default or Event of Default shall have occurred under the Revolving Credit Agreement.

     SECTION 10.2 Remedies. Upon the occurrence of an Event of Default, the Lender may, by notice to the Borrowers, declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 7.1(g) of the Revolving Credit Agreement, the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

     SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.


                            ARTICLE XI
                          MISCELLANEOUS

     SECTION 11.1  Notices

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term "writing" shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Lender as understood by the Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

     If to the Borrowers:  Kaman Corporation
                           1332 Blue Hills Avenue
                           Bloomfield, Connecticut 06002
                           Attention:  Robert M. Garneau
                           Executive Vice President & Chief
                             Financial Officer
                           Facsimile No.:  (860) 243-7354

     If to the Lender:     Wachovia Bank, National Association
                           3 Bishopsgate
                           London EC2N 3AB
                           Attention: Ian Morrison, Director
                           Telephone No.: 01144 207 216 1606
                           Facsimile No.: 011 44 207 929 4644

     With copies to:       Wachovia Securities
                           301 South College Street, 5th Floor
                           Charlotte, North Carolina, 28288
                           Attention: Rob Sevin
                           Telephone No.:  (704) 383-7546
                           Telecopy No.:  (704) 374-4793

     (c) Lender's Office. The Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers to which payments due are to be made and at which Loans will be disbursed.

     SECTION 11.2 Expenses; Indemnity. The Borrowers will (a) pay all out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Lender in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Lender and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Lender relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Lender, (b) pay all reasonable out-of-pocket expenses of the Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Lender under the Credit Facility, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, enforcing any Obligations of, or collecting any payments due from, any Borrower or guarantor by reason of an Event of Default (including in connection with the consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Lender hereunder or under any other Loan Document or any factual matters in connection therewith), which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Lender and its parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any environmental claims), investigation, litigation or other proceeding (whether or not the Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents, reports or other information provided to the Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorney's and consultant's fees; provided that that the Borrowers shall have the option to participate in the defense of any such claim, no settlement of any such claim will be made without the Borrowers' consent, and the Borrowers shall have no obligation under this Section 11.2 to the extent that any of the foregoing result solely from gross negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 11.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lender is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender to or for the credit or the account of any Borrower against and on account of the Obligations irrespective of whether or not (a) the Lender shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Lender shall have declared any or all of the Obligations to be due and payable and although such Obligations shall be contingent or unmatured. Notwithstanding the preceding sentence, the Lender agrees to notify the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     SECTION 11.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut, without reference to the conflicts or choice of law principles thereof.

     SECTION 11.5  Jurisdiction and Venue.

     (a) Jurisdiction. The Borrowers hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Connecticut and North Carolina (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrowers hereby irrevocably consent to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 11.1. Nothing in this Section 11.5 shall affect the right of the Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Lender to bring any action or proceeding against any Borrower or its properties in the courts of any other jurisdictions.

     (b) Venue. The Borrowers hereby irrevocably waive any objection they may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. The Borrowers irrevocably waive, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

     SECTION 11.6 Waiver of Jury Trial. THE LENDER AND EACH BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY JUDICIAL PROCEEDING, ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (COLLECTIVELY, "DISPUTES") IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.



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     SECTION 11.7  Reversal of Payments.  To the extent any
Borrower makes a payment or payments to the Lender or the Lender receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Lender.

     SECTION 11.8  Injunctive Relief; Punitive Damages.

     (a) The Borrowers recognize that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. Therefore, the Borrowers agree that the Lender, at the Lender's option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     (b) The Lender and the Borrowers (on behalf of itself and its respective Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

     SECTION 11.9 Accounting Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrowers that the Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance therewith.






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     SECTION 11.10  Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers shall not assign or transfer any of its their respective rights or obligations under this Agreement without the prior written consent of the Lender.

     SECTION 11.11 Amendments, Waivers and Consents. Any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lender, and, in the case of an amendment, signed by the Borrowers.

     SECTION 11.12  Performance of Duties.  The Borrowers'
respective obligations under this Agreement and each of the other
Loan Documents shall be performed by the Borrowers at their sole cost and expense.

     SECTION 11.13 Prejudgment Remedy Waiver; Other Waivers. THE BORROWERS ACKNOWLEDGE THAT THE FINANCING EVIDENCED BY THIS AGREEMENT IS A COMMERCIAL TRANSACTION AND HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY
STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER MAY DESIRE TO USE, AND FURTHER WAIVE DILIGENCE,
DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST
AND NOTICE OF ANY RENEWALS OR EXTENSIONS. THE BORROWERS ACKNOWLEDGE AND RESERVE THEIR RIGHT TO NOTICE AND HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY AS AFORESAID AND THE LENDER ACKNOWLEDGES THE BORROWERS' RIGHT TO
SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT.

     SECTION 11.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitment or Term Loan Commitment remain in effect or the Credit Facility has not been terminated.

     SECTION 11.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Lender is entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.





                               Page 37
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     SECTION 11.16  Currency Indemnity.  If for the purpose of
obtaining judgment in any court in any country it becomes necessary to convert into any other currency (the "Judgment Currency") any amount in Euros due hereunder (hereinafter referred to as the "Agreed Currency"), then the date on which the rate of exchange is fixed by such court for that conversion shall be known as the "Conversion Date". If there is a change in the rate of exchange prevailing between the Conversion Date and the date of payment of the amount due under such judgment, the Borrowers will, notwithstanding such judgment, pay such additional or lesser amounts, if any, as may be necessary to ensure that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due to the Lender from the Borrowers in connection with any such judgement in the Agreed Currency. For this purpose "rate of exchange" means the rate at which the Lender is able on the relevant date (or nearest date) to purchase the Agreed Currency with the Judgment Currency.

     SECTION 11.17  Amendment of Revolving Credit Agreement. If
(a) the Revolving Credit Agreement is amended, supplemented or otherwise modified prior to its maturity or (b) the Revolving Credit Agreement is replaced or renewed before, at or after its maturity, the Lender may, at its election, amend this Agreement to incorporate terms, covenants, representations, warranties and conditions that, as determined by the Lender in its sole discretion, correspond to the Revolving Credit Agreement as so amended, supplemented, modified, renewed or replaced; provided, however, that the Lender must make such election within sixty
(60) days after the Domestic Borrower has notified the Lender of such amendment, supplement, modification, renewal or replacement.

     SECTION 11.18  Titles and Captions.  Titles and captions of
Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 11.19 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 11.20 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties,



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

their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 11.21 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment and the Term Loan Commitment have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

     SECTION 11.22  Advice of Counsel.  Each of the parties
represents to each other party hereto that it has discussed this Agreement with its counsel.

     SECTION 11.23 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 11.24 Inconsistencies with Other Documents; Independent Effect of Covenants. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

                              DOMESTIC BORROWER:

                              KAMAN CORPORATION

                              By: /s/ Robert M. Garneau
                              Name:  Robert M. Garneau
                              Title: Executive Vice President
                                       & CFO

                              GERMAN BORROWER:

                              RWG FRANKENJURA-INDUSTRIE
                              FLUGWERKLAGER GMBH

                              By:  /s/ John C. Kornegay
                              Name:  John C. Kornegay
                              Title: Managing Director

                              LENDER:

                              WACHOVIA BANK, NATIONAL
                              ASSOCIATION

                              By:  /s/ Scott Santa Cruz
                              Name:  Scott Santa Cruz
                              Title: Director













































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